Exhibit 10.1

ELEVENTH AMENDMENT TO CREDIT AGREEMENT

THIS ELEVENTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is dated and effective as of December 31, 2007, by and between TREX COMPANY, INC., a Delaware corporation (sometimes hereinafter referred to herein as “Trex Inc.”), and BRANCH BANKING AND TRUST COMPANY, a North Carolina state banking corporation, successor by merger to Branch Banking and Trust Company of Virginia (hereinafter referred to herein as the “Bank”).

Trex Inc., TREX Company, LLC, a Delaware limited liability company (“TREX LLC”), and the Bank are the original parties to that certain Credit Agreement dated as of June 19, 2002, as amended by a First Amendment to Credit Agreement dated as of August 29, 2003, as further amended by a Second Amendment to Credit Agreement dated as of September 30, 2004, as further amended by a Third Amendment to Credit Agreement dated as of March 31, 2005, as further amended by a Fourth Amendment to Credit Agreement dated as of July 25, 2005, as further amended by a Fifth Amendment to Credit Agreement dated as of December 31, 2005, as further amended by a Sixth Amendment to Credit Agreement dated as of November 9, 2006, as further amended by a Seventh Amendment to Credit Agreement dated as of December 31, 2006, as further amended by an Eighth Amendment to Credit Agreement dated as of March 16, 2007, as further amended by a Ninth Amendment to Credit Agreement dated as of June 12, 2007 and effective as of June 18, 2007, as further amended by a Tenth Amendment to Credit Agreement dated as of December 21, 2007 (as so amended and as it may hereafter be amended, restated, supplemented, replaced or otherwise modified from time to time, the “Credit Agreement”). Subject to the terms and conditions contained in the Credit Agreement, the Bank agreed to extend to Trex Inc. and TREX LLC (i) a revolving credit facility, with a letter of credit subfacility, in the aggregate amount of $70,000,000 for working capital financing of Trex Inc.’s and TREX LLC’s accounts receivable and inventory, to purchase new equipment and/or for other general corporate purposes of Trex Inc. and TREX LLC, (ii) a term loan facility in the amount of $9,570,079.88 to refinance the Winchester Property (as defined in the Credit Agreement), and (iii) a term loan facility in the amount of $3,029,920.12 to finance existing improvements to the Winchester Property. Effective December 31, 2002, TREX LLC merged with and into Trex Inc., with Trex Inc. being the surviving entity. As a result of such merger, Trex Inc. is the sole borrower under the Credit Agreement and shall hereinafter sometimes be referred to in this Amendment as the “Borrower.”

The Borrower has requested that the Bank modify certain financial covenants contained in the Credit Agreement, and the Bank is willing to do so upon the terms and conditions contained herein.

Accordingly, the Borrower and the Bank hereby agree as follows:

1. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement.

2. Section 6.01(c) of the Credit Agreement is hereby deleted in its entirety and the following Section is substituted in its place:

(c) Periodic Financial Statements and Borrowing Base Certificates. As soon as available and in any event within 15 Business Days after the end of each month: (A) a Borrowing Base Certificate and (B) a financial report of accounts receivable (including an aging of accounts receivable in an initial increment of 30 days, a second increment of 31-45 days, a third increment of 46-60 days and in 30-day increments thereafter), inventory and production. For each calendar month ending during the period commencing on January 1, 2008 to and including December 31, 2008, as soon as available and in any event within 30 calendar days after the end of each month, an internally prepared consolidated and, with respect to Material Subsidiaries, consolidating balance sheet of the Borrower and its Consolidated Subsidiaries and the related consolidated and, with respect to Material Subsidiaries, consolidating statements of income and cash flows of the Borrower and its Consolidated Subsidiaries for such month all in reasonable detail and satisfactory in form to the Bank and all certified (subject to normal year-end audit adjustments) as to fairness of presentation, GAAP and consistency by the chief financial officer or chief accounting officer of the Borrower. As soon as available and in any event within 15 Business Days after the end of the first two months of each fiscal quarter commencing with the first two months of the fiscal quarter ending March 31, 2009, an internally prepared consolidated and, with respect to Material Subsidiaries, consolidating balance sheet of the Borrower and its Consolidated Subsidiaries and the related consolidated and, with respect to Material Subsidiaries, consolidating statements of income and cash flows of the Borrower and its Consolidated Subsidiaries for such month all in reasonable detail and satisfactory in form to the Bank and all certified (subject to normal year-end audit adjustments) as to fairness of presentation, GAAP and consistency by the chief financial officer or chief accounting officer of the Borrower.

3. Section 6.10 of the Credit Agreement is hereby deleted in its entirety and the following Section is substituted in its place:

Section 6.10 Total Consolidated Debt to Total Consolidated Capitalization Ratio. The Borrower will not, as of the end of any fiscal quarter, permit the ratio of Total Consolidated Debt to Total Consolidated Capitalization (the “Total Consolidated Debt to Total Consolidated Capitalization Ratio”), as a percentage, to exceed the following amounts for the following periods: (i) 70% for the period commencing on the January 1, 2008 to and including March 31, 2008, (ii) 62.5% for the period commencing on April 1, 2008 to and including June 30, 2008, (iii) 60% for the period commencing on July 1, 2008 to and including September 30, 2008, (iv) 65% for the period commencing on October 1, 2008 to and including December 31, 2008, (v) 60% for the period commencing on January 1, 2009 to and including March 31, 2009 and (vi) thereafter (A) 50% for each period commencing on April 1 of a calendar year to and including September 30 of such calendar year and (B) 60% for each period commencing on October 1 of a calendar year to and including March 31 of the immediately succeeding calendar year.

4. Section 6.12 of the Credit Agreement is hereby deleted in its entirety and the following Section is substituted in its place:

Section 6.12. Fixed Charge Coverage Ratio. The Borrower will not, as of the end of any fiscal quarter, permit the Fixed Charge Coverage Ratio to be less than the following amounts for the following periods: (i) 0.75 to 1 for the one-quarter period ending on March 31, 2008, (ii) 0.85 to 1 for the two-quarter period ending on June 30, 2008, (iii) 1.0 to 1 for the three-quarter period ending on September 30, 2008, (iv) 0.60 to 1 for the four-quarter period ending on December 31, 2008 and (v) 1.4 to 1 for the four-quarter period ending on each fiscal quarter thereafter.

5. Section 6.13 of the Credit Agreement is hereby deleted in its entirety and the following Section is substituted in its place:

Section 6.13. Minimum Tangible Net Worth. The Borrower will at all times maintain Consolidated Tangible Net Worth at not less than the sum of (i) $85,000,000, (ii) 100% of the Net Proceeds of all stock issued after January 1, 2008, plus (iii) fifty percent (50%) of Consolidated Net Income after December 31, 2007 (taken as one accounting period), but excluding from such calculation of Consolidated Net Income for purposes of this clause (iii) any quarter in which Consolidated Net Income is negative.

6. Section 6.15(b)(ii)(D) of the Credit Agreement is hereby deleted in its entirety and the following Section is substituted in its place:

(D) (1) the Total Consolidated Debt to Total Consolidated Capitalization Ratio both immediately prior to such proposed Acquisition and immediately after and giving effect to such proposed Acquisition shall be at least three percentage points lower than the maximum Total Consolidated Debt to Total Consolidated Capitalization Ratio required by Section 6.10 on the date of such proposed Acquisition (e.g., if the proposed Acquisition occurs during the period commencing on January 1, 2009 to and including March 31, 2009, the Total Consolidated Debt to Total Consolidated Capitalization Ratio both immediately prior to such proposed Acquisition and immediately after and giving effect to such proposed Acquisition shall not exceed 57%) and (2) the Pro Forma Total Consolidated Senior Debt to Consolidated EBITDA Ratio shall be at least 0.5 lower than the maximum ratio of the Total Consolidated Senior Debt to Consolidated EBITDA required by Section 6.11 on the date of the proposed Acquisition (e.g., if the proposed Acquisition occurs during the period commencing on January 1, 2009 to and including March 31, 2009, the Pro Forma Total Consolidated Senior Debt to Consolidated EBITDA Ratio shall not exceed 2.5 to 1);

7. The Bank hereby waives the Borrower’s compliance with (i) the Total Consolidated Debt to Total Consolidated Capitalization Ratio covenant described in Section 6.10 of the Credit Agreement for the fiscal quarter ending on December 31, 2007; (ii) the Total Consolidated Senior Debt to Consolidated EBITDA Ratio covenant described in Section 6.11 of the Credit Agreement for the fiscal quarters ending on December 31, 2007, March 31, 2008, June 30, 2008, September 30, 2008 and December 31, 2008; (iii) the Fixed Charge Coverage Ratio covenant described in Section 6.12 of the Credit Agreement for the fiscal quarter ending on December 31, 2007; and (iv) the Minimum Tangible Net Worth covenant described in Section 6.13 of the Credit Agreement for the fiscal quarter ending on December 31, 2007.

8. The Borrower hereby represents and warrants to the Bank (which representations and warranties shall survive the execution and delivery of this Amendment) that:

(a) It is in compliance with all of the terms, covenants and conditions of the Credit Agreement, as amended by this Amendment, and each of the other Loan Documents.

(b) There exists no Default or Event of Default under the Credit Agreement, as amended by this Amendment, and no event has occurred or condition exists which, with the giving of notice or lapse of time, or both, would constitute such a Default or Event of Default.

(c) The representations and warranties contained in Article V of the Credit Agreement are, except to the extent that they relate solely to an earlier date or except to the extent that they relate solely to TREX LLC, true in all material respects with the same effect as though such representations and warranties had been made on the date of this Amendment.

(d) The execution, delivery and performance by the Borrower of this Amendment are within its corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene or constitute (with or without the giving of notice or lapse of time or both) a default under any provision of applicable law or of the organizational documents of the Borrower or any Subsidiary or of any agreement, judgment, injunction, order, decree or other instrument binding upon or affecting the Borrower or any Subsidiary or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries other than a Lien in favor of the Bank as provided in the Security Agreement.

(e) This Amendment constitutes the valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by equitable principles of general applicability (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(f) Except as set forth on Schedule 5.05 to the Credit Agreement, there is no material action, suit, proceeding or investigation pending against, or to the knowledge of the Borrower threatened against, contemplated or affecting, the Borrower or any of its Subsidiaries before any court, arbitrator or governmental body, agency or official which has, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or which in any manner draws into question the validity or enforceability of this Amendment or any of the other Loan Documents, and there is no basis known to the Borrower or any of its Subsidiaries for any such action, suit, proceeding or investigation.

9. The Bank’s agreement to enter into this Amendment is subject to the following conditions precedent:

(a) The Borrower shall have executed and delivered to the Bank this Amendment.

(b) The Borrower, JPMorgan Chase Bank, N.A., as issuing bank (the “Issuing Bank”), and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), shall have executed and delivered an amendment to the Chase Credit Agreement in form and substance acceptable to the Bank.

(c) The Bank shall have received a favorable opinion of counsel to the Borrower addressed to the Bank, dated as of the date hereof and satisfactory in form and substance to the Bank, as to the due authorization, execution, delivery and enforceability of this Amendment and such other matters as the Bank shall reasonably request.

(d) The Borrower shall have executed and delivered, or caused to be executed and delivered, to the Bank such other and further documents, certificates, opinions and other papers as the Bank shall reasonably request; and the Borrower shall have paid all fees due to the Bank.

10. Except as expressly amended hereby, the terms of the Credit Agreement shall remain in full force and effect in all respects, and the Borrower hereby reaffirms its obligations under the Credit Agreement, as amended by this Amendment, and each of the other Loan Documents. The Borrower hereby waives any claim, cause of action, defense, counterclaim, setoff or recoupment of any kind or nature that it may assert against the Bank arising from or in connection with the Credit Agreement, as amended by this Amendment, any of the Loan Documents, or the transactions contemplated thereby or hereby that exist on the date hereof or arise from facts or actions occurring prior hereto or on the date hereof. Nothing contained in this Amendment shall be construed to constitute a novation with respect to the obligations described in the Credit Agreement.

11. All references to the Credit Agreement in any of the Loan Documents, or any other documents or instruments that refer to the Credit Agreement, shall be deemed to be references to the Credit Agreement as amended by this Amendment.

12. This Amendment shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia.

13. Any Dispute arising out of or related to this Amendment or any of the other Loan Documents shall be resolved by binding arbitration as provided in Section 9.07 of the Credit Agreement. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY DISPUTE.

14. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same instrument.

15. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The Borrower shall not have the right to assign any of its rights or obligations under or delegate any of its duties under the Credit Agreement, as amended by this Amendment, or any of the other Loan Documents.

16. The Borrower hereby agrees that it will pay on demand all out-of-pocket expenses incurred by the Bank in connection with the preparation of this Amendment and all other related documents, including but not limited to the fees and disbursements of counsel for the Bank.

17. This Amendment represents the final agreement between the Borrower and the Bank with respect to the subject matter hereof, and may not be contradicted, modified or supplemented in any way by evidence of any prior or contemporaneous written or oral agreements of the Borrower and the Bank.

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IN WITNESS WHEREOF, the Borrower and the Bank have caused this Amendment to be executed by their duly authorized officers under seal as of the date first written above.

TREX COMPANY, INC.

By:	/s/ William R. Gupp	(SEAL)
Name:	William R. Gupp
Title:	General Counsel

BRANCH BANKING AND TRUST COMPANY

By:	/s/ David A. Chandler	(SEAL)
Name:	David A. Chandler
Title:	Senior Vice President